                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         FREMONT GENERAL CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                         FREMONT GENERAL CORPORATION
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                                    [LOGO]
                         FREMONT GENERAL CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 9, 1996

                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Fremont General Corporation (the "Company") will be held in the Wedgewood Room of the Miramar Sheraton Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401, on Thursday, May 9, 1996 at 2:00 p.m., for the following purposes:

     1. To elect a Board of seven (7) Directors to serve until the next Annual Meeting or until their successors have been elected and qualified;

     2. To ratify the appointment of Ernst & Young LLP as independent auditors; and

     3. To transact such other business as may be properly brought before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 22, 1996 will be entitled to vote at said meeting or any adjournment thereof. A list of such stockholders shall be open to the examination of any stockholder at the meeting and for a period of ten days prior to the date of the meeting at the executive offices of Fremont General Corporation, 2020 Santa Monica Boulevard, 6th Floor, Santa Monica, California 90404.

     Stockholders are requested to specify their choices, date, sign, and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you plan to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

     All stockholders are cordially invited to attend the meeting.


                                          /s/  ALAN W. FAIGIN
                                          --------------------------------
                                          Alan W. Faigin, Secretary


April 9, 1996

                          FREMONT GENERAL CORPORATION

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 9, 1996

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Fremont General Corporation, a Nevada Corporation (hereinafter called the "Company" or "Fremont General"), of proxies to be used at the Annual Meeting of Stockholders to be held on May 9, 1996 (the "Annual Meeting"), and at any adjournments thereof. A form of proxy is enclosed for use at the meeting. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted for the election of the seven nominees for directors named below, and for the other proposals discussed herein. As to any other business which may properly come before the meeting and be submitted to a vote of stockholders, proxies received by the Board of Directors will be voted in accordance with the best judgment of the holders thereof.

     A proxy may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company or by submitting prior to the time of the meeting a properly executed proxy bearing a later date. Stockholders having executed and returned a proxy, who attend the meeting and desire to vote in person, whether by proxy, voice vote or ballot, are requested to so notify the Secretary of the Company prior to the time of the meeting.

     The Company will bear the cost of solicitation of proxies. In addition to the use of mails, proxies may be solicited by personal interview, telephone or telegraph, by officers, directors and other employees of the Company. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy material to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. The Company has also engaged Georgeson and Company, Inc., Wall Street Plaza, New York, New York, to aid in the solicitation of proxies for which the Company will pay an estimated fee of $6,000 plus reimbursable out-of-pocket expenses.

     The principal executive office of the Company is 2020 Santa Monica Boulevard, 6th Floor, Santa Monica, California 90404. The approximate date when this Proxy Statement and form of proxy are being first sent to stockholders is April 9, 1996.

                      VOTING SECURITIES AND VOTE REQUIRED

     The close of business on March 22, 1996 has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders or any adjournments thereof.

     Shares of common stock, of which 25,393,145 shares were outstanding as of March 22, 1996, are the only voting securities of the Company. Unless otherwise noted, all statistics as to stock ownership are given as of March 22, 1996. Each stockholder of record at the close of business on March 22, 1996 is entitled to one vote for each share of common stock then held on each matter to come before the meeting. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of persons entitled to vote a majority of the voting shares at any meeting shall constitute a quorum for the transaction of business. If such quorum is present, the affirmative vote of the majority of the shares represented and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the stockholders, unless otherwise required by law or by the Articles of Incorporation.

     Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast." If a broker or nominee has indicated on the proxy that it does not have discretionary authority to vote certain shares (i.e., "broker non-votes"), those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares may be considered entitled to vote for quorum purposes and entitled to vote on other matters).

     Any unmarked proxies, including those submitted by brokers or nominees, will be voted in favor of the proposals and nominees of the Board of Directors, as indicated in the accompanying proxy card.

                                     ITEM 1

                             ELECTION OF DIRECTORS

     At the Annual Meeting, seven (7) Directors are to be elected to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. The shares represented by the enclosed proxy will be voted for the election of the nominees named below as Directors, unless authority to vote for Directors is withheld. If any nominee for any reason presently unknown cannot be a candidate for election or if a vacancy should occur before the election (which events are not anticipated), the shares represented by valid proxies will be voted in favor of the remaining nominees and may be voted for the election of a substitute nominee recommended by the Board of Directors (or the number of authorized directors may be reduced).

     The information set forth below as to each nominee for Director has been furnished to the Company by the respective nominees for Director:

                                                    PRINCIPAL BUSINESS
                                                  EXPERIENCE DURING PAST
                                                  FIVE YEARS AND CERTAIN             DIRECTOR
                 NAME            AGE               OTHER DIRECTORSHIPS                 SINCE
                                 ----    ----------------------------------------    ---------
James A. McIntyre(3)              63     Chairman and Chief Executive Officer of       1972
                                         the Company.

Wayne R. Bailey                   41     Executive Vice President, Treasurer and      Nominee
                                         Chief Financial Officer of the Company
                                         since May 1995; Senior Vice President
                                         and CFO of the Company, from February
                                         1994 to May 1995; Vice President and CFO
                                         from 1990 to 1994. Director and officer
                                         of subsidiary companies during the past
                                         10 years.

Dr. Houston I. Flournoy(1)(2)     66     Special Assistant to the President for        1977
                                         Governmental Affairs, University of
                                         Southern California since August 1981;
                                         Professor, University of Southern
                                         California from 1973 to 1993; Director
                                         and member of Finance and Audit
                                         Committees of Lockheed-Martin
                                         Corporation, a manufacturer of aircraft;
                                         Director and a member of the Audit and
                                         Compensation Committees of Tosco
                                         Corporation, an oil refiner.

C. Douglas Kranwinkle(3)          55     Senior Partner, O'Melveny & Myers since       1973
                                         January 1989.

David W. Morrisroe(1)(2)          63     Formerly Vice President, Business and         1989
                                         Finance and Treasurer, California
                                         Institute of Technology; Director,
                                         Huntington Memorial Hospital Board;
                                         Member, Huntington Library Investment
                                         Committee; Member, NASA Space Telescope
                                         Institute Council; Member, National
                                         Optical Observatories Board; Trustee
                                         Emeritus, University of San Diego.

Louis J. Rampino                  43     President and Chief Operating Officer of      1994
                                         the Company; Director and officer of the
                                         Company and certain subsidiary companies
                                         during the past 13 years; employee for
                                         18 years.

Dickinson C. Ross(1)(2)           72     Retired; formerly Chairman of Johnson &       1987
                                         Higgins of California, an international
                                         insurance brokerage firm.

- ---------------

(1) Member of the Audit Committee (Mr. Morrisroe, Chairman), which meets periodically with management, the independent public accountants and the internal auditors to make inquiries regarding the manner in which the responsibilities of each are being discharged and reports thereon to the Board of Directors. The Audit Committee also recommends for the approval of the Board of Directors and ratification by the shareholders, the annual appointment of the independent public accountants with whom the Audit Committee reviews the scope of the audit and non-audit assignments and the related fees, the accounting principles being applied by the Company in financial reporting, the scope of internal financial auditing procedures, and the adequacy of internal controls. The Audit Committee met four (4) times during 1995.

(2) Member of the Compensation Committee (Mr. Ross, Chairman), which reviews and makes recommendations to the Board of Directors with respect to the Company's various compensation programs and administers the Company's stock option plan. The Compensation Committee met four (4) times during 1995.

(3) Member of the Executive Committee (Mr. McIntyre, Chairman), which has the authority to exercise the powers of the Board of Directors in the management of the Company in accordance with the policy of the Company when said Board is not in session, except for actions specifically required by statute to be performed by the full Board. There were no meetings of the Executive Committee during 1995.

     There were four (4) meetings of the Company's Board of Directors during 1995. No nominee for Director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors on which he served. There is no nominating committee of the Board of Directors.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED ABOVE.

COMPENSATION OF DIRECTORS

     In addition to a monthly fee of $2,000, a per-meeting fee of $1,500 is paid to Directors who are not also employees of the Company or any of its subsidiaries for serving as such and for attending regular meetings of the Board and meetings of the various committees on which they are members, plus reimbursement for the actual expenses incurred to attend such meetings. Non-employee Directors also receive $1,500 for each special meeting attended. No additional compensation is provided for committee members, nor are Directors who are also employees of the Company or any subsidiary paid compensation for serving as Directors or members of committees of the Board.

     The Board has adopted a retirement plan for non-employee Directors who serve at least five (5) years and achieve age sixty-five (65). Under the plan, the Company will continue paying monthly service fees at the then-current rate for three (3) years after a director's retirement, or in a lump sum at the discretion of the Board. Such benefits as remain owing are extended to the surviving spouse of a Director who dies prior to retirement or during the three
(3) year period thereafter. Age restrictions for current sitting Directors were grandfathered.

     Under the Company's 1989 Non-Qualified Stock Option Plan, as amended (the "1989 Plan"), each non-employee Director was granted automatically on May 14, 1992, May 13, 1993, May 12, 1994 and on May 11, 1995, a non-qualified stock option to purchase 6,188 shares of the Company's common stock at the exercise price of $8.889, $13.435, $14.321 and $15.682 per share, respectively. The number of shares and exercise prices have been adjusted to reflect the effect of stock splits and a stock dividend distributed by the Company subsequent to the grant dates of the respective stock options. The purchase price per share of common stock covered by each such option granted to a non-employee Director, was the fair market value of the common stock on the date the option was granted. The options are exercisable at the rate of 25% per annum commencing on the first anniversary of their grant, and, unless earlier exercised or terminated, will expire ten (10) years after they are granted and are subject to a price reduction feature approved by the shareholders in 1994. (See footnote (g) on page 10.)

OFFICERS AND COMPENSATION

     The following table sets forth the names, ages, employment dates and positions of the executive officers and certain other officers of the Company and the date each became an officer of the Company (or its predecessor companies). All executive officers have been with the Company for over five (5) years and have served as officers of the Company and its subsidiary companies. Executive officers are elected annually.

                                                                            EMPLOYEE     OFFICER
         NAME                            POSITION                   AGE      SINCE        SINCE
- ----------------------    --------------------------------------    ----    --------     -------
McIntyre, James A.(1)     Chairman of the Board, &                   63        1963        1963
                          Chief Executive Officer

Rampino, Louis J.(1)      President & Chief Operating Officer        43        1977        1989

Bailey, Wayne R.(1)       Executive Vice President,                  41        1986        1989
                          Treasurer & Chief Financial Officer

Meyers, Raymond G.        Senior Vice President & Chief              49        1980        1989
                          Administrative Officer

Faigin, Alan W.(1)        Secretary & General Counsel                39        1980        1994

Little, James E.          President & Chief Executive                46        1979        1979(2)
                          Officer, Fremont Compensation
                          Insurance Group(2)

Tenney, Robert N.(1)      President & Chief Executive Officer,       54        1989        1989(2)
                          Fremont Financial Corporation(2)

Zoota, Murray             President & Chief Executive Officer,       51        1977        1983(2)
                          Fremont Investment & Loan(2)

- ---------------
(1) Messrs. McIntyre, Rampino, Bailey and Tenney are directors, and Messrs. McIntyre, Rampino, Tenney and Faigin are officers, of Fremont Funding Inc., a wholly owned subsidiary of the Company which has securities registered pursuant to Section 12 of the Securities Exchange Act of 1934. Directors and officers of Fremont Funding, Inc. are elected annually.

(2) Wholly owned subsidiaries of the Company.

                    STATEMENT OF THE COMPENSATION COMMITTEE

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act") that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 12 shall not be incorporated by reference into such filings or any future filings, except to the extent the Company specifically incorporates this report or the graph referenced therein, and the report and the graph shall not be deemed soliciting material or otherwise deemed filed under either of such Acts.

     The compensation policy of the Company with respect to its executives and employees has long been and continues to be focused on paying for performance and results. This policy includes all forms of compensation -- base salary, bonuses, stock options, benefits and perquisites. Particular emphasis has been placed by the Compensation Committee (the "Committee") on linking compensation to pre-tax earnings targets.

     The Committee is provided with reports and data developed by internal Company staff and by retained outside compensation consultants with access to extensive industry data in the compensation area. Also, at the request of the Committee, the Company occasionally retains the services of a leading nationally recognized consulting firm to review its compensation practices in keeping with the stated policy of the Committee. The Company retained Towers Perrin in 1992 and in 1993 to review the Company's executive compensation practices, and Towers Perrin reported that the Company's compensation practices are comparable to those of companies in the various market indices reported in the Performance Graph (page 12) which have similar businesses, size, and performance.

     The Executive Compensation program for officers of Fremont General is composed of three basic components tied to objective performance standards: (1) base salary, (2) annual cash bonus opportunity, and (3) long term cash and stock ownership opportunity. The Company's compensation policy is to pay its executives for performance at rates which are above the averages of compensation survey data reported by insurance, financial and diversified financial services organizations of comparable size and structure.

     Compensation Limitations. Under Section 162(m) of the Internal Revenue Code, adopted in August, 1993, and proposed regulations adopted thereunder, publicly-held companies may be precluded from deducting certain compensation paid to an executive officer in excess of $1,000,000 in a year, excluding from this limit performance-based compensation. The Committee has considered the potential future effects on the Company of Section 162(m) and does not currently anticipate changing its policy solely for the purpose of qualifying such compensation as performance-based within the meaning of Section 162(m).

BASE SALARY

     Base salary represents only a portion of each executive's total targeted cash compensation opportunity each year. Individual annual performance criteria are used to annually adjust the base salary.

MANAGEMENT INCENTIVE COMPENSATION PLAN (ANNUAL BONUS PLAN)

     The Company places significant emphasis on attaining predetermined earnings targets. It provides each executive with an opportunity to earn an annual bonus upon the Company's achievement of those goals.

     Bonus "targets" represent the balance of each executive's total targeted annual cash compensation opportunity, and range from 15% to 50% of each executive's base salary. These individual "target" bonus amounts are set by the Committee based on available total annual compensation survey data to reflect the ranking and relative level of contribution to results each executive is expected to make. Actual bonuses earned can range from half of the executive's "target" amount for performance at the minimum acceptable earnings level as set by the Committee, to a maximum of three (3) times the "target" amount for results substantially in excess of the Company's goals.

LONG-TERM COMPENSATION

     In addition to annual compensation considerations, the Company has adopted three (3) forms of long-term compensation which focus the executives on increasing stockholder value over the long term.

        -- The Long-Term Incentive Compensation Plan ("LTICP") provides for a bonus opportunity dependent upon the Company achieving a cumulative pre-tax earnings target over a three year period. Executives of the Company may be awarded earned bonuses in cash and/or in stock.

        -- The Non-Qualified Stock Option Plan of 1989, as amended (the "1989 Plan") also provides a long-term compensation opportunity for the officers of the Company and certain key subsidiary executives. The participants ("Optionees") accrue exercise rights at the rate of 25% per year, beginning on the first anniversary of each grant.

            In determining the number of options to grant each executive, the Committee considered a variety of methods used including a target gain projection, a present value calculation and a structure based on executive salary grades or salary multiples. The Committee opted to use a salary multiple calculation model, which is common practice where grants are staggered over three to five years.

            The Committee's intent in utilizing these methods, coupled with the four-year vesting schedule on each grant, was to enhance the long-term nature of this program and to achieve its goal of linking the financial interests of the executives very closely to those of the shareholders.

        -- The 1995 Restricted Stock Award Plan ("RSAP") was approved by the Board of Directors in November 1995 and the officers of the Company were authorized to acquire in the open market, approximately 800,000 shares of Company common stock to fulfill the requirements of the RSAP. The RSAP became effective upon adoption by the Board in November 1995 and will continue in effect for a term of ten (10) years, unless earlier terminated.

            The RSAP is administered by the 1995 Restricted Stock Award Plan Committee (the "RSAP Committee") appointed by the Board of Directors. Stock awards may be made to employees, as designated by the RSAP Committee, who hold executive or key management positions with the Company or its subsidiaries. Participants are entitled to all the rights of stockholders with respect to shares awarded to them under the RSAP, including the right to vote such shares and to receive cash and stock dividends, subject to the restrictions imposed by the RSAP. The purpose of the RSAP is to provide for the award by the Company of common stock to participants to increase shareholder value and to promote the success of the Company's business by (a) motivating participants to perform to the best of their abilities, and (b) increasing the desire of participants to continue their employment with the Company.

            No shares were awarded under the RSAP in 1995.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Specifically, with respect to the compensation of James A. McIntyre, Chairman and Chief Executive Officer, the Committee reports:

     1. Base Salary -- Mr. McIntyre's base salary in 1995 was $684,648, which accounted for approximately 40% of his total annual compensation earned in 1995. This amount is within the 50th-75th percentile of salaries paid to CEO's in companies of comparable-size in the diversified financial services industries.

     2. Annual Bonus -- Mr. McIntyre was awarded an annual bonus for 1995 of $979,674 pursuant to the 1995 Management Incentive Compensation Plan which accounts for approximately 58% of the total annual compensation Mr. McIntyre earned in 1995. This bonus is equal to 143% of his 1995 base salary rate and results from the Company's achievement of pretax profit in 1995 of $100,000,000, over 119% of the goal set by the Committee at the beginning of 1995.

     3. Long Term Incentive Compensation Plan ("LTICP") -- Mr. McIntyre's Long Term Incentive Compensation Plan bonus was $1,099,260. This "three year" plan was adopted by the Board and approved by the shareholders in 1993, and provided for bonus opportunity dependent upon the Company achieving a cumulative pre-tax earnings target from 1993 through 1995. The bonus amount at the maturity of the LTICP was equal to the cash value of a predetermined number of shares of Company stock. The number of shares used to calculate this bonus was determined by the Board in 1993 based upon his salary, divided by the stock price on January 3, 1993 (as adjusted for stock splits and stock dividends).

     4. Other Compensation -- In 1995, other compensation paid to Mr. McIntyre included Company contributions into the Investment Incentive Plan, Supplemental Executive Retirement Plan, Employee Stock Ownership Plan and Excess Benefits Plan (collectively, $194,693), and contributions to fund supplemental medical and life insurance ($28,260).

     The Company entered into an employment agreement with Mr. McIntyre in 1994 which replaced a prior agreement. This agreement ensures that the Company will continue to have Mr. McIntyre's services available to it pursuant to the agreement's terms which are described on page 15.

     The Committee's policies with respect to executive compensation for the four (4) other executive officers of the Company are substantially the same as those applied to Mr. McIntyre on an appropriate scale based upon scope of responsibility and job rank. Each of these four executives received annual base salaries, annual bonuses, long-term bonuses, and other compensation as reported in the Summary Compensation Table (page 9) on substantially the same basis as were applied to the CEO, at lesser rates.

     It remains the policy of the Compensation Committee to compensate executives of the Company based principally on achievement of pre-tax earnings targets in an effort to enhance shareholder value on a long term basis.

     The tables that follow disclose details of compensation paid to the executives of the Company in 1995, as well as that paid in the previous two years. Descriptions of the Company's retirement plans, stock option plans and the restricted stock award plans follow.

      Dickinson C. Ross, Chair                      Houston I. Flournoy

        Kenneth L. Trefftzs                          David W. Morrisroe

     The following table and accompanying notes summarize the aggregate compensation paid by the Company, and the stock option grants awarded in each of the preceding three years, to its Chief Executive Officer and the four most highly compensated executive officers serving at the end of fiscal 1995 (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                           ANNUAL COMPENSATION                                            COMPENSATION
- -----------------------------------------------------------------------               ---------------------
                                                                 (E)                   AWARDS      PAYOUTS
                                                                OTHER                 ---------------------         (I)
                                                                ANNUAL        (F)       (G)          (H)         ALL OTHER
          (A)            (B)         (C)          (D)        COMPENSATION             OPTIONS     LTICP($)      COMPENSATION
     NAME/POSITION       YEAR     SALARY($)     BONUS($)         ($)          (1)       (2)        PAYOUTS          ($)
- ------------------------ ----     ---------     --------     ------------             -------     ---------     ------------
James A. McIntyre,       1995      684,648      979,674        $ 28,260                   --      1,099,260      $  194,693
Chairman and CEO         1994      610,832      500,700          24,521               77,550             --         137,053
                         1993      661,177      550,000          15,575               61,215             --         182,830

Louis J. Rampino,        1995      544,121      653,116           4,839                   --        774,468         121,237
President and COO        1994      411,409      300,400           4,262               69,300             --          79,363
                         1993      368,715      319,500           4,143               31,845             --         108,558

Wayne R. Bailey,         1995      391,127      464,438           4,694                   --        599,508          85,073
Executive Vice           1994      325,481      200,250           4,532               49,500             --          54,687
President, Treasurer     1993      259,838      200,000           3,722               17,325             --          71,239
and CFO

Raymond G. Meyers,       1995      286,217      319,301           6,605                   --        444,600          66,164
Sr. Vice President and   1994      258,686      166,875           6,229               33,000             --          45,526
Chief Administrative     1993      221,281      168,000           5,438                9,405             --          61,532
Officer

Edward J. Lieber (3)     1995      277,477       98,133           3,888                   --        353,700          44,016
Secretary and            1994      200,132       76,095           3,596                4,950             --          32,403
General Counsel          1993      192,146       81,000           3,240                8,415             --          35,410

- ---------------
(1) Column "(f)" refers to Restricted Stock Awards and is not applicable for 1995. SAR's are not applicable.

(2) Options reported here are stated on a "post split" basis.

(3) Retired effective December 31, 1995.

SUMMARY COMPENSATION TABLE -- EXPLANATIONS

(c) SALARY includes all regular wages paid to the executive, including cash automobile allowances, and includes any amount which was voluntarily deferred by the executive pursuant to the INVESTMENT INCENTIVE PLAN (the "401(k) Plan") and/or the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the "SERP").

(d) BONUS reflects cash compensation paid pursuant to the Company's MANAGEMENT INCENTIVE COMPENSATION PLAN. Bonuses under this Plan are awarded upon the achievement of annual pre-tax earnings targets as determined by the Board at the beginning of each Plan year. Pre-tax earnings in a range of 80% to 120% of the predetermined target create a pool for bonuses. Individual executive participants are awarded amounts from this pool derived from calculating variable percentages of their base salaries. The percentage of salary for each executive is a function of the ranking of each job as determined by the Chief Executive Officer and the Compensation Committee, based on independent compensation studies.

(e) OTHER ANNUAL COMPENSATION includes amounts paid on behalf of the executive to provide for supplemental medical and life insurance. In addition to these amounts, the executive officers of the Company may receive "perquisites" and other personal benefits. The aggregate amounts of such personal benefits do not exceed $50,000 or 10% of the annual salary and bonus reported for any executive officer.

(f) In November 1995, the Board of Directors approved the 1995 RESTRICTED STOCK AWARD PLAN, however, no awards were made in 1995. (See page 15 for a description of the RSAP.)

(g) OPTIONS represent the numbers of shares of common stock for which options to purchase were granted during each of the last three fiscal years. The options vest in installments at the rate of 25% per year, pursuant to the terms of the 1989 NON-QUALIFIED STOCK OPTION PLAN, AS AMENDED (the "1989 Plan"). Options granted pursuant to the terms of the 1989 Plan include a price reduction feature which was approved by the shareholders in 1994. On the fifth anniversary of the date of grant, and on each successive anniversary thereafter, until such option is either exercised or expires, the exercise price for unexercised vested shares is automatically reduced by one-sixth ( 1/6) of the original exercise price, as adjusted from time to time for stock dividends and stock splits. See the description of the 1989 Plan (page 15) and the option chart (page 11).

(h) LTICP PAYOUTS represent bonuses earned pursuant to the LONG-TERM INCENTIVE COMPENSATION PLAN ("LTICP") adopted by the Board in 1993. This "three-year" plan provided for bonus opportunity dependent upon the Company achieving a cumulative pre-tax earnings target from 1993 through 1995. The bonus amount at the maturity of the LTICP was equal to the cash value of a predetermined number of shares of Company stock. The number of such shares used to calculate this bonus was determined by the Board in 1993 based upon salaries (or salary grade midpoints) divided by the stock price on January 3, 1993 (as adjusted for stock dividends and stock splits). The Company's shareholders approved the LTICP in 1993, and in 1994 affirmed the calculation of bonuses thereunder using Company stock value.

(i) ALL OTHER COMPENSATION includes Company contributions to the executives' accounts in the EMPLOYEE STOCK OWNERSHIP PLAN (the "ESOP") and the 401(k) PLAN, both of which are "qualified defined contribution retirement benefit" plans under the Internal Revenue Code (the "IRS Code") and to the SERP and the EXCESS BENEFIT PLAN ("EBP"), both of which are "non-qualified" supplemental retirement plans under the IRS Code. The amounts allocated to each executive officer in 1995 were:

   NAME      ESOP       401(K)       SERP        EBP
- ----------  -------     ------     --------     ------
McIntyre    $13,671     $5,850     $173,843     $1,329
Rampino      13,671      5,850      100,387      1,329
Bailey       13,671      5,850       64,223      1,329
Meyers       13,671      5,850       45,314      1,329
Lieber       13,671      5,850       23,166      1,329

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     In 1995, there were no stock option grants to executive officers or to employees pursuant to the terms of the 1989 Plan. Stock options were granted in May 1995 to non-employee directors of the Company who received such options pursuant to the non-discretionary grant provisions of the 1989 Plan.

     The following table and accompanying notes summarize exercises of stock options during 1995 by the Named Executive Officers and certain required information regarding outstanding (unexpired) options held by them at the end of fiscal 1995.

                   OPTION EXERCISES AND YEAR-END VALUES TABLE

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

  (A)           (B)                (C)               (D)              (E)               VALUE OF UNEXERCISED*
                                                    NUMBER OF UNEXERCISED*              IN-THE-MONEY OPTIONS
          SHARES ACQUIRED                            OPTIONS AT FY-END(#)                AT FY-END($)(1)(2)
            ON EXERCISE       VALUE REALIZED     -----------------------------     -------------------------------
  NAME          (#)                ($)           EXERCISABLE     UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
- --------  ---------------     --------------     -----------     -------------     -----------     ---------------
McIntyre         0                   0             485,290          110,116        $ 8,073,378       $ 1,157,632
Rampino          0                   0             190,410           79,034        $ 2,934,755       $   817,208
Bailey           0                   0             101,478           51,974        $ 1,508,956       $   535,705
Meyers           0                   0              72,663           32,856        $ 1,052,882       $   335,782
Lieber           0                   0              60,051                0        $ 1,003,079       $        --
           -------             -------           -----------     ----------        -----------       -----------
Total            0                   0             909,892          273,980        $14,573,050       $ 2,846,326
           =======             =======           ===========     ==========        ===========       ===========

- ---------------
 * Options and values reported in the table have been adjusted to reflect the three-for-two stock split paid in February 1996.

(1) Options granted pursuant to the terms of the 1989 Plan include a price reduction feature which was approved by the shareholders in 1994. On the fifth anniversary of the date of grant, and on each successive anniversary thereafter, until such option is either exercised or expires, the exercise price for unexercised vested shares is automatically reduced by one-sixth (1/6) of the original exercise price, as adjusted from time to time for stock dividends and stock splits.

(2) VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS AT YEAR END represents the difference between the market value at December 31, 1995 ($24.50, as adjusted for the stock split) of unexercised options and the respective exercise prices of the options. No representation regarding the "value" of such options is intended.

     No option granted to these executive officers pursuant to the 1989 Plan had been exercised as of December 31, 1995.

              FREMONT GENERAL CORPORATION STOCK PRICE PERFORMANCE

     The Stock Price Performance Graph below includes comparisons required by the Securities and Exchange Commission (the "SEC") and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent Fremont General Corporation specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

     The graph below compares cumulative total return (i.e., change in stock price plus reinvestment of dividends) of the Company's Common Stock measured against the cumulative total return of the Wilshire 5000 Broad Index, and specifically the Financial Sector Sub-Index of the Wilshire 5000 (the "Finance Index"), which represent indices selected by the Company. The stock price performance shown in this graph is not necessarily indicative of and not intended to suggest future stock price performance.

                          FIVE YEAR CUMULATIVE RETURNS

                                    FREMONT
      MEASUREMENT PERIOD            GENERAL
    (FISCAL YEAR COVERED)         CORPORATION    FINANCE INDEX   WILSHIRE 5000
1990                                 100             100             100
1991                                 175             152             134
1992                                 257             194             146
1993                                 285             218             163
1994                                 278             213             163
1995                                 496             319             222

Assumes $100 invested on 12/31/90, as adjusted for stock splits and dividends.

                             EMPLOYMENT AGREEMENTS

     In 1994, the Compensation Committee recommended and the Board of Directors approved an employment agreement (the "Agreement") with Mr. James A. McIntyre, Chairman and Chief Executive Officer of the Company, replacing a prior such employment agreement which expired on December 31, 1993. The Agreement provides for a base salary of $600,000, subject to discretionary increases by the Board of Directors of the Company beginning in 1995. Mr. McIntyre's annual compensation rate was increased by the board from $550,000 to $600,000 in February 1994, to $675,000 in February 1995 and to $700,000 in February 1996. Mr. McIntyre also participates in all of the bonus and incentive compensation plans and programs generally available to the senior management of the Company as well as any employee benefit plan maintained by the Company for its employees. In the event Mr. McIntyre's employment with the Company terminates for any reason other than by the Company for cause or as the result of Mr. McIntyre's death or total disability, Mr. McIntyre will receive a pro-rated portion of his bonuses for the year in which he so terminates. In addition, Mr. McIntyre will become a consultant to the Company. For the first five (5) years of the consultancy, the Company will compensate Mr. McIntyre at an annual rate equal to his base salary at the time his employment terminated. During that period, Mr. McIntyre will also receive, whether by way of reimbursement, direct compensation or otherwise, specified fringe and other benefits. After such five-year period and for the remainder of Mr. McIntyre's life, Mr. McIntyre will receive an annual amount equal to 50% of his base salary at the time his employment terminated. In the event Mr. McIntyre's employment terminates as a result of his disability, the Company will pay Mr. McIntyre, for life, an annual amount equal to 50% of his base salary at the time his employment terminated, offset by any disability benefits he receives. In the event of Mr. McIntyre's death, the Company will pay his estate any earned but unpaid salary, vacation pay and pro-rated bonus amounts accrued to the date of his death.

     In November 1995, a trust established by Mr. and Mrs. James A. McIntyre entered into an agreement with the Company whereby the Company, with the approval of the Compensation Committee of the Board of Directors, agreed to make advances of a portion of the premiums payable on a split dollar life insurance policy purchased by the trust on the lives of Mr. and Mrs. McIntyre. The Company will be reimbursed the full amounts advanced, without interest, upon the first to occur of (a) the death of the survivor of Mr. and Mrs. McIntyre or (b) the surrender of the policy. These advances are secured by a collateral assignment of the policy to the Company. During the fiscal year ended December 31, 1995 the Company advanced $393,596 toward the payment of such premium.

     The Compensation Committee recommended and the Board of Directors approved Employment Agreements with Messrs. Louis J. Rampino and Wayne R. Bailey. These Agreements, which were effective as of February 8, 1996, have a term of three
(3) years, which term extends for an additional three (3) years if not terminated on or before February 8, 1998. The material terms of these agreements provide for base salaries as of the effective date of $550,000 for Mr. Rampino and $450,000 for Mr. Bailey. These base salaries will be reviewed annually, and may be increased or decreased at the Committee's discretion but not below these levels. These executives will participate in any annual and/or longer term incentive plan(s), as well as any retirement, welfare or other benefits made available to other senior officers.

     In the event of termination of employment, other than voluntarily or for cause, but including death or total disability, the Company will pay the executive (or his heirs) the equivalent of three (3) years' base salary at the then-current rate, along with pro-rata portions of any annual and/or longer term incentive plan(s). In addition, upon such a termination (other than as a result of the executive's death) the executive will continue to be provided welfare and other employee benefits for up to three years. The unvested and/or restricted portion of any stock option or restricted stock held by the executive at the time of such termination will accelerate in full so as to become completely vested and/or unrestricted. In the event the termination occurs within the thirty-six (36) month period following a "Company Event" (as defined below) a cash payment equal to the aggregate stock option exercise price attributable to any then outstanding stock options shall be paid to the executive.

     The Company has also entered into a Management Continuity Agreement with Mr. Raymond G. Meyers providing for accelerated vesting of stock options and release of restricted stock upon a termination of employment following a Company Event. This Agreement provides for a base salary of $290,000, which is to be reviewed annually, and may be increased or decreased at the Committee's discretion subject to the terms of this Agreement. This Agreement is not an employment contract with a specified term, and any payments or benefits provided for thereunder would only trigger upon a Company Event. Mr. Meyers will participate in any annual and/or longer term incentive plan(s), as well as any retirement, welfare or other benefits made available to other senior officers.

     A "Company Event" is defined to have occurred when any one of the following events occurs: (i) any "person" or "group" acquires 30% or more of the total voting power represented by outstanding securities of the Company, or (ii) a change in the composition of the Board of Directors occurring within a two-year period as a result of which fewer than a majority of the Directors are Incumbent Directors, or (iii) the stockholders approve a merger or consolidation of the Company involving a 50% or more change in ownership of the total voting power represented by the Company's outstanding securities, or (iv) the stockholders approve a complete liquidation or sale of all or substantially all of the assets of the Company or (v) James A. McIntyre, while serving as Chairman of the Board of Directors, has a conservator of his person appointed or dies.

     To the extent that any such payments trigger the excise tax pursuant to the Internal Revenue Code Sections 2806 and 4999, the payments will be increased so that after taxes, the net economic effect to such executive will be the same as if the additional taxes imposed by Sections 2806 and 4999 did not apply to such executive.

                       RETIREMENT AND OTHER BENEFIT PLANS

A. INVESTMENT INCENTIVE PLAN ("401(K) PLAN")

     The 401(k) Plan has qualified as an employee retirement plan under Section 401(a) and 401(k) of the Internal Code of 1986 (as amended, the "IRS Code"). Participation is optional for employees once they are eligible to participate.

     Under the 401(k) Plan, employees may elect to have from 2% to 15% of their eligible compensation deferred and deposited with the plan trustee which will invest the money at the employee's discretion among a variety of investment funds including Company stock. Employee contributions of up to 6% of compensation are matched by the Company at a rate determined annually by the Board. In 1995, this matching rate was $.65 for every dollar contributed. All employee contributions are 100% vested. Vesting in Company matching fund contributions accrues over a period of years. Disbursement of the employee's account balance will occur upon his retirement, termination of employment, total disability or death. Shares of the Company's common stock held in the 401(k) Plan and allocated to participants' accounts and are voted by the Plan's Trustee upon instructions from the participants.

B. EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

     In 1989, the Company adopted the ESOP which is a qualified retirement plan as defined by the Internal Revenue Service. Under the Plan, the Company contributes cash and/or stock to be held in trust for eligible employee participants. Contributions are made in such amounts as the Board deems appropriate and reasonable, taking into account the financial performance of the participating companies. In general, contributions have ranged between zero and 15% of the eligible compensation of each employee participant. The contributions allocated to each eligible participating employee of participating companies are allocated as a percentage of the employee's qualified earnings.

     In 1990 and in 1993, the Board authorized the Company to loan funds to the ESOP to finance the purchase of shares of Fremont common stock. In 1994, these loans from the Company were refinanced through a term credit facility with First Interstate Bank of California ("First Interstate") in the principal amount of $11,000,000. In 1995, the amount of the term credit facility with First Interstate was increased to $15,000,000. As of December 31, 1995, the outstanding loan balance was $6,620,233. The First Interstate note is due in seven (7) annual installments, commencing April 1, 1996. The First Interstate note bears interest at a variable rate, currently 6.7% per annum.

     As of December 31, 1995, the ESOP had 2,088,043 shares allocated to its participants' individual accounts and 726,160 unallocated shares representing 8.2% and 2.9%, respectively, of the outstanding shares of common stock of the Company on that date, as adjusted for stock dividends and stock splits. Shares held by the ESOP are voted by the Plan Trustee upon instructions from the participants to whose accounts the stock is allocated, and from the ESOP committee appointed by the Board as to the unallocated shares of stock. The committee is comprised of Messrs. James A. McIntyre, Louis J. Rampino, Raymond
G. Meyers, and Dickinson C. Ross. Benefits from the Plan are paid out upon retirement, termination of employment, permanent disability or death.

C. SUPPLEMENTAL RETIREMENT PLANS (THE "SERPS")

     The Supplemental and the Senior Supplemental Executive Retirement Plans (collectively, the "SERPs") are mechanisms for providing full benefits to those executives subject to IRS Code limitations on deferring eligible compensation into the Company's 401(k) Plan. The SERPs are non-qualified plans within the meaning of the IRS Code. Employee compensation deferrals under the SERPs may be combined with the employee's 401(k) compensation deferrals up to 100% of total eligible compensation. Compensation deferrals under the SERPs are deposited to a grantor trust. The assets of the SERP remain those of the Company until the SERP benefits are paid out upon retirement, termination, death or disability.

D. EXCESS BENEFIT PLAN ("EBP")

     The Board adopted the EBP in 1990 as a mechanism to insure that participants who are subject to IRS Code limitations on ESOP contributions receive the full retirement benefit declared by the Board. Contributions to this Plan as in the ESOP, are made in common stock. Pursuant to the terms and conditions of the EBP, the combined contribution to both ESOP and EBP will not exceed 25% of total compensation. Contributions under the EBP are deposited to a Grantor Trust. The assets of the EBP remain those of the Company until the EBP benefits are paid out upon retirement, termination, death or disability.

E. 1989 NON-QUALIFIED STOCK OPTION PLAN, AS AMENDED (THE "1989 PLAN")

     In 1989 the Board adopted, and the shareholders approved, the 1989 Plan which is administered by the Compensation Committee of the Board. Subsequently, the Board adopted and the shareholders approved amendments to the 1989 Plan. The 1989 Plan provides long-term compensation opportunities for officers of the Company and certain key subsidiary executives. Stock options have been granted to such individuals in each year from 1989 to 1994, and provide for the right to acquire shares of the common stock of the Company at a price based upon the fair market value on the date of grant. On the fifth anniversary of the date of a grant, and on each successive anniversary thereafter, until such option is either exercised or expires, the exercise price for unexercised vested shares is automatically reduced by one-sixth (1/6) of the original exercise price, as adjusted from time to time for stock dividends and stock splits. In determining the number of options to grant to each executive, the Committee has used a salary multiple calculation which was set at levels consistent with the ranking of their respective positions. Additional stock options may be granted from time to time at the discretion of the Committee. Directors were granted stock options under the non-discretionary provisions of the 1989 Plan in each year from 1989 to 1995. Stock options granted under the 1989 Plan have a term of ten (10) years, and vest annually at the rate of 25% per year beginning on the first anniversary of the date of grant.

F. 1995 RESTRICTED STOCK AWARD PLAN (THE "RSAP")

     In November 1995, the Board of Directors approved the 1995 Restricted Stock Award Plan. The RSAP became effective upon adoption by the Board in November 1995, and will continue in effect for a term of ten (10) years unless earlier terminated. The purpose of the RSAP is to provide for the award by the Company of common stock to participants to increase shareholder value and to promote the success of the Company's business by (a) motivating participants to perform to the best of their abilities, and (b) increasing the desire of such participants to continue their employment with the Company. The RSAP's goals are to be achieved by providing such participants with awards of restricted stock.

     Subject to the provisions of the RSAP, the maximum aggregate number of shares which may be sold under the RSAP is 800,000 shares. The shares are to be reacquired common stock. If, pursuant to a RSAP Stock Award Agreement, shares are forfeited to the Company, such shares will become available for reissuance under the RSAP. The RSAP is administered by the 1995 Restricted Stock Award Plan Committee (the "RSAP Committee") appointed by the Board of Directors. Stock awards may be made to employees who hold executive or key management positions with the Company or its subsidiaries, as designated by the RSAP Committee. Participants are entitled to the rights of stockholders with respect to shares awarded to them under the RSAP, including the right to vote such shares and to receive cash and stock dividends, subject to the restrictions under the RSAP.

     The number of shares of common stock which have been awarded under the RSAP will be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the Company. The Board may amend, suspend, or terminate the RSAP from time to time in such respects as it may deem advisable. Any such amendment or termination of the RSAP will not affect shares already subject to Stock Award Agreements, except as provided therein. None of the restricted shares or any beneficial interest therein may be transferred, encumbered or otherwise disposed of in any way until such shares are released from restriction and the Company's Reacquisition Option. Upon a Change of Control of the Company, 100% of the shares awarded pursuant to the RSAP will become unrestricted and will be released from the Company's Reacquisition Option.

     No shares were awarded under the RSAP in 1995. Pursuant to the RSAP, in February 1996 the Company awarded to participants 666,310 shares of common stock which had been acquired in the open market. In the event a participant's status as an employee terminates before all of their shares have been released from restriction, the Company has an option to reacquire any restricted shares without the payment of further consideration (the "Reacquisition Option"). Ten percent (10%) of the restricted shares awarded in February 1996 will be released from the Company's Reacquisition Option and become unrestricted on each of the ten (10) anniversaries of the award, commencing on January 1, 1997, provided that the respective RSAP participant is still an employee on such dates. In February 1996, the shares of Restricted Stock awarded to Messrs. Rampino, Bailey and Meyers were 83,160 shares, 59,400 shares and 33,000 shares, respectively. Neither Mr. McIntyre or Mr. Lieber were awarded shares of Restricted Stock as of the date of this filing.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

     Except as otherwise provided, the following table sets forth certain information as of March 22, 1996, with respect to shares of the Company's Common Stock held by the only persons known to the Company to be the beneficial owners of more than five percent of such stock. For purposes of this Proxy Statement, the term "beneficial ownership" of securities as used herein is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or to exercise investment discretion with respect to securities, regardless of any economic interests therein, or to acquire securities on or within sixty (60) days of the applicable date of determination. The shares represented in the table have been adjusted to reflect stock splits and dividends. On March 22, 1996, the Company had outstanding 25,393,145 shares of Common Stock.

                                                                     COMMON STOCK
                                                                  BENEFICIALLY OWNED
                                                                 ---------------------
              NAME AND ADDRESS                                   NUMBER OF
               OF STOCKHOLDER                                     SHARES       PERCENT
             -----------------                                   ---------     -------
        FMR Corp.(1)...........................................  3,226,737      12.7%
          82 Devonshire Street
          Boston, Massachusetts 02109

        Merrill Lynch & Co., Inc.(2)...........................  2,270,791       8.9%
          World Financial Center, North Tower
          250 Vesey Street
          New York, New York 10281

        James A. McIntyre(3)...................................  2,055,475       7.9%
          2020 Santa Monica Blvd.
          Santa Monica, CA 90404

        Maurine H. McIntyre, Trustee, The Padaro Trust(4)......  1,485,000       5.8%
          1633 26th Street, 3rd Floor
          Santa Monica, CA 90404

        Nicholas-Applegate Capital Management..................  1,327,437       5.2%
          600 West Broadway, 29th Floor
          San Diego, CA 92101(5)

- ---------------

(1) FMR Corp. has reported on in its Schedule 13G, dated February 8, 1996, that it was the beneficial owner of such shares and stated that it has sole voting power with respect to 670,185 such shares and no voting power with respect to the remaining such shares, and sole dispositive powers with respect to all such shares. FMR Corp. has stated that it has included in such shares 1,367,415 which would result from the assumed conversion of $70,910,000 principal amount of the Company's convertible Liquid Yield Option Notes Due 2013. The Company is unaware of any subsequent change in beneficial ownership.

(2) Merrill Lynch & Co., Inc. has reported on in its Schedule 13G, dated February 8, 1996, that it was the beneficial owner of such shares and stated that it has shared voting and dispositive powers with respect to such shares. The Company is unaware of any subsequent change in beneficial ownership. This does not include 726,160 unallocated ESOP shares of which Merrill Lynch & Co., Inc. is Trustee, and which currently are pledged to First Interstate Bank pursuant to the terms of the ESOP Loan described on pages 14 and 15. Unallocated shares of stock are voted upon instructions from the ESOP committee appointed by the Board of Directors.

(3) Represents 1,328,481 shares held by the James A. McIntyre Living Trust under which Mr. James A. McIntyre is the trustee and holds a vested beneficiary ownership, and 6,000 shares held by the James A. McIntyre Grandchildren's Trust under which Mr. McIntyre is the trustee. Also includes 235,704 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans and includes exercisable options to purchase 485,290 shares on or within 60 days of the record date under the 1989 Plan.

(4) Consists of 1,485,000 shares held by the Padaro Trust of which Mrs. Maurine
    H. McIntyre is trustee and life beneficiary. James A. McIntyre, her son, is the remainder beneficiary of the Padaro Trust.

(5) Nicholas-Applegate Capital Management has reported on in its Schedule 13G, dated February 7, 1996, that it was the beneficial owner of such shares and stated that it has sole voting and dispositive powers with respect to such shares. The Company is unaware of any subsequent change in beneficial ownership.

     The following table sets forth certain information as of March 22, 1996, with respect to shares of the Company's Common Stock beneficially owned by each nominee for director, director, Named Executive Officer and by all nominees, directors, Named Executive Officers and executive officers as a group.

                                                          COMMON
                                                           STOCK             COMMON STOCK
                                                         NUMBER OF           BENEFICIALLY
          NAME                                           SHARES(1)           OWNED PERCENT
          ----                                           ---------           -------------
    James A. McIntyre..................................  2,055,475(2,3)            7.9%
    Wayne R. Bailey....................................    242,703(2,4)              *
    Alan W. Faigin.....................................     38,914(2,5)              *
    Houston I. Flournoy................................     19,310(6,7)              *
    C. Douglas Kranwinkle..............................     19,595(6)                *
    Edward J. Lieber...................................     24,303(2,8)              *
    Raymond G. Meyers..................................    167,717(2,9)              *
    David W. Morrisroe.................................     18,193(6)                *
    Louis J. Rampino...................................    396,118(2,10)           1.5%
    Dickinson C. Ross..................................     21,823(6)                *
    Kenneth L. Trefftzs................................     25,702(11)               *
    All directors, nominees, Named Executive Officers
      and executive officers as a group (11 persons)...  2,100,652(2-10)          11.5%

- ---------------

   * Less than 1%.

 (1) Includes shares ("option shares") which directors, nominees, Named Executive Officers and executive officers own directly or indirectly or have a right to acquire on or within sixty (60) days of the record date through the exercise of stock options granted under the 1989 Plan.

 (2) Includes shares owned directly or beneficially through the trustee(s) of the Company's various employee Retirement Benefit Plans (the "Plans"). Except for Messrs. McIntyre and Rampino, the percentages of shares beneficially owned by any executive officer do not exceed one percent (1%) of the Company's outstanding Common Stock. Mr. McIntyre owns

     2,055,475 shares or 7.9% of the Company's outstanding Common Stock, in addition to his interest as remainder beneficiary of the Padaro Trust.

 (3) Includes exercisable options, granted under the 1989 Plan, to purchase 485,290 shares on or within sixty (60) days of the record date and 235,704 shares held by the trustee under the Plans.

 (4) Includes exercisable options to purchase 101,478 shares on or within sixty
     (60) days of the record date and 76,133 shares held by the trustee under the Plans. Also includes 59,400 restricted shares awarded in February 1996 pursuant to the RSAP.

 (5) Includes exercisable options to purchase 1,238 shares on or within 60 days of the record date and 29,426 shares held by the trustee under the Plans. Also includes 8,250 restricted shares awarded in February 1996 pursuant to the RSAP.

 (6) Includes exercisable options to purchase 15,470 shares on or within 60 days of the record date.

 (7) In addition, Dr. Flournoy owns beneficially 175 shares, less than 1%, of Fremont General Financing I (a wholly owned subsidiary of the Company) 9% Trust Originated Preferred Securities (TOPrS)sm (service marks of Merrill Lynch & Company.) Such securities are non-voting.

 (8) Includes exercisable options to purchase 10,051 shares on or within 60 days of the record date and 350 shares held by the trustee under the Plans. Mr. Lieber retired effective December 31, 1995.

 (9) Includes exercisable options to purchase 72,663 shares on or within 60 days of the record date and 62,054 shares held by the trustee under the Plans. Also includes 33,000 restricted shares awarded in February 1996 under the RSAP.

(10) Includes exercisable options to purchase 190,410 shares on or within 60 days of the record date and 120,000 shares held by the trustee under the Plans. Also includes 83,160 restricted shares awarded in February 1996 under the RSAP.

(11) Includes exercisable options to purchase 6,190 shares on or within 60 days of the record date.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file reports of ownership and reports of changes in ownership of Common Stock and certain other equity securities of the Company with the SEC and the New York Stock Exchange. The Company believes that during the period from January 1, 1995 through December 31, 1995 its officers, directors and the holder of more than 10% of the Company's Common Stock complied with all applicable
Section 16(a) filing requirements, except that Messrs. McIntyre, Lieber and Treftzs each inadvertently filed one late report covering one transaction, respectively. Each promptly filed a report after the need to do so came to their attention. In making these statements, the Company has relied upon the written representation of its directors and officers.

                                     ITEM 2

             SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The firm of Ernst & Young LLP, independent certified public accountants, has served as the Company's principal independent auditors since 1972, and is familiar with the business and operations of the Company and its subsidiaries. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement and will be available to answer appropriate questions.

     On November 9, 1995, upon recommendation of its Audit Committee, the Board of Directors approved the firm of Ernst & Young LLP to be the Company's independent certified public accountants for the year 1996, to audit the books of account and records of the Company to make a report thereon to the stockholders and the Board of Directors. Selection of Ernst & Young LLP as the Company's auditors for the year 1996 will be submitted to the stockholders for their approval at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG AS INDEPENDENT AUDITORS. Proxies given without instructions will be voted FOR the proposal.

            ANNUAL REPORT TO STOCKHOLDERS AND ADDITIONAL INFORMATION

     The Annual Report of the Company for the fiscal year ended December 31, 1995 was mailed on or about April 9, 1996 to stockholders of record on March 22, 1996. The Annual Report does not constitute, and should not be considered, a part of this proxy solicitation material, except as otherwise expressly provided.

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO ANY SHAREHOLDER WHO SO REQUESTS IN WRITING, A COPY OF THE COMPANY'S ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995, WITHOUT EXHIBITS. REQUESTS SHOULD BE DIRECTED TO ALAN W. FAIGIN, SECRETARY OF THE COMPANY, AT 2020 SANTA MONICA BOULEVARD, 6TH FLOOR, SANTA MONICA, CA 90404.

            1997 ANNUAL MEETING -- RECEIPT OF SHAREHOLDER PROPOSALS

     Any shareholder proposal must be submitted in writing to the Secretary of the Company at 2020 Santa Monica Boulevard, 6th Floor, Santa Monica, CA 90404, and received by December 11, 1996 if it is to be considered for inclusion in the Company's 1997 proxy materials.

                                 OTHER MATTERS

     The Board of Directors does not know of any matter to be presented for consideration at the Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If any such other business should properly come before the meeting, the shares represented at the meeting by the proxies and voting instructions solicited hereby will be voted in accordance with the judgment of the proxy holders.


                                          By Order of the Board of Directors


                                          /s/  ALAN W. FAIGIN
                                          -----------------------------------
                                          Alan W. Faigin, Secretary




Dated: April 9, 1996

PROXY

            [LOGO]  FREMONT GENERAL CORPORATION
                    C/O CHEMICAL MELLON SHAREHOLDER SERVICES
                    P.O. Box 1515
                    New York, New York 10277-1515

                    Board of Directors Proxy
                    ANNUAL MEETING OF STOCKHOLDERS: May 9, 1996


John A. Donaldson and Raymond G. Meyers, or either of them, with full power of substitution, are hereby appointed by the signatory of this Proxy to vote all shares of Common Stock held by the signatory on March 22, 1996, at the Annual Meeting of Stockholders of Fremont General Corporation, or any adjournment thereof, on each of the items on the reverse side and in accordance with the directions given there and, in their discretion, on all other matters that may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE OR IF NO DIRECTION IS GIVEN WILL BE VOTED FOR ITEMS 1 AND 2.

           (Continued, and to be dated and signed on reverse side)


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                          -- FOLD AND DETACH HERE --

                                                       Please mark
                                                       your vote    [X]
                                                       as this


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE MAY 9, 1996
        ANNUAL MEETING OF STOCKHOLDERS OF FREMONT GENERAL CORPORATION

         The Board of Directors recommends a vote FOR Items 1 and 2.


                                                        WITHHOLD
                                                       AUTHORITY
                                                      to vote for
                                               FOR    ALL nominees
Item 1: ELECTION OF DIRECTORS                  [ ]        [ ]
        Duly nominated: J. A. McIntyre
        W. R. Bailey, H. I. Flournoy,
        C. D. Kranwinkle, D. W. Morrisroe,
        L. J. Rampino, D. C. Rosa

        Withhold authority to vote for the following nominee(s)

        _______________________________________________________


                                   FOR   AGAINST   ABSTAIN
Item 2: To ratify the              [ ]     [ ]       [ ]
        appointment of
        Ernst & Young LLP
        as independent public
        accountants.
                     _____
                         /    Please mark, date and sign as your name appears
                         /    to the left and return in the enclosed envelope.
                         /    If acting as executor, administrator, trustee or
                              guardian, you should so indicate when signing.
                              If the signer is a corporation, please sign the full corporate name, by duly authorized officer.
                              If shares are held jointly, each stockholder named should sign.


                              Dated: _________________________________________

                              Signature(s): __________________________________

                                            __________________________________
                                               see other side for important
                                                       information


- -------------------------------------------------------------------------------
                          -- FOLD AND DETACH HERE --




                                 REVERSE SIDE



                    YOUR VOTE IS IMPORTANT TO THE COMPANY



                     PLEASE SIGN AND RETURN YOUR PROXY BY
                  TEARING OFF THE TOP PORTION OF THIS SHEET
            AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE